Exhibit 99.1

INVO Reports Second Quarter 2023 Financial Results

Company to Host Conference Call Today at 4:30pm ET

SARASOTA, Fla., August 14, 2023 /PRNewswire/ — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a healthcare services fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced financial results for the second quarter ended June 30, 2023 and provided a business update.

Q2 2023 Financial Highlights (all metrics compared to Q2 2022 unless otherwise noted)

●	Revenue was $315,902, an increase of 116% compared to $146,135.
●	Clinic revenue increased 126% to $254,364, compared to $112,358. All reported clinic revenue is derived from the Company’s INVO Center in Atlanta, Georgia, which is consolidated in the Company’s financial statements.
●	Revenue from all clinics, inclusive of both those accounted for as consolidated and under the equity method, was $712,433, an increase of 145% compared to $290,517.

Recent Operational and Strategic Highlights

●	Acquired Wisconsin Fertility Institute (WFI), a profitable Madison-based fertility center that primarily offers conventional IVF procedures and generated approximately $5.4 million in revenue and approximately $1.7 million of net income in 2022.
●	Acquisition further accelerates INVO’s transition to a healthcare services company and provides an opportunity to advance IVC volume and the ability to secure a greater share of total fertility cycle revenue.
●	Implemented expense reductions as part of go-forward plan to focus on its healthcare service strategy and a near-term path to profitability.
●	Buildout of the Company’s new Tampa, Florida clinic – Tampa Fertility Institute, an INVO Center – is nearing completion.
●	Raised approximately $4.5 million in gross proceeds in a public offering of common stock and warrants. The Company used approximately $2.15 million of proceeds for the initial payment for the WFI acquisition.
●	Received 510(k) FDA clearance for expanded use of the INVOcell device.

Management Commentary

“We believe we have successfully transformed INVO into a rapidly growing, innovative healthcare services company which allows us to help accelerate IVC volume and obtain a greater share of the total fertility cycle revenue,” commented Steve Shum, CEO of INVO. “The closing of the WFI acquisition last week, coupled with the rapid 145% revenue growth in our existing INVO Center’s during this past quarter, should position our clinic operations to be cash flow positive in the third quarter of this year. Further, we have implemented a number of expense reductions as part of our go-forward plan to focus on our healthcare service strategy, which when coupled with the elimination of substantive costs associated with our successful 510(k) submission, should drive the business towards overall operating cash flow positive in 2024.”

Acquisition Details

On August 11, 2023, INVO announced it closed the acquisition of Wisconsin Fertility Institute, one of the state’s leading fertility centers, having assisted in welcoming over 5,000 babies since opening its doors in 2007 and completing approximately 550 conventional IVF cycles in 2022. The acquisition provides operational scale and complements the Company’s new-build INVO Center strategy. The Madison-based fertility center primarily offers conventional IVF procedures, having generated approximately $5.4 million in revenue and net income of approximately $1.7 million for the year ended December 31, 2022. INVO will look to further expand the center through the introduction of the IVC procedure as an added service offered to patients.

The purchase price of the acquisition is $10 million payable over a three-year period. There was an initial $2.15 million cash payment made at closing (net of a $350,000 holdback), with subsequent $2.5 million payments due annually for the following three years. At the discretion of the sellers, subsequent payments may be paid in cash or in a fixed amount of shares of INVO common stock at presently agreed values. Wisconsin Fertility Institute becomes a wholly owned subsidiary, and its financial statements will be consolidated with those of INVO.

Financial Results

Revenue for the three months ended June 30, 2023, was $315,902 compared to $146,135 for the three months ended June 30, 2022, an increase of 116%

Clinic revenue from the Company’s consolidated INVO Center was $254,364 during the second quarter of 2023, an increase of 126% compared to $112,358 for the three months ended June 30, 2022. Revenue from all INVO Centers combined was $712,433, an increase of 145% compared to the year-ago period.

Selling, general and administrative expenses for the three months ended June 30, 2023, were approximately $2.0 million compared to approximately $2.4 million for the three months ended June 30, 2022. The decrease of approximately $0.4 million was primarily the result of approximately $0.2 million in decreased personnel expenses and approximately $0.2 million in decreased marketing expenses. Non-cash, stock-based compensation expense, which was $0.4 million in the period, compared to $0.7 million for the same period in the prior year.

R&D expenses were approximately $0.1 million and $0.2 million for the three months ended June 30, 2023, and June 30, 2022, respectively.

Gain from equity investments for the three months ended June 30, 2023, was approximately $4,000 compared to a $0.1 million loss for the three months ended June 30, 2022. The gain is due to an increase in revenue from the equity method JV’s and a decrease in expenses associated with one-time startup costs.

Adjusted EBITDA (see Adjusted EBITDA Table) for the three months ended June 30, 2023, was $(1.6) million, compared to adjusted EBITDA of $(2.2) million for the quarter ended June 30, 2022.

As of June 30, 2023, the Company had approximately $0.1 million in cash. Subsequent to the end of the quarter, the company completed a public offering generating $4.5 million in gross proceeds.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

INVO has scheduled a conference call for Monday, August 14, 2023, at 4:30 pm ET (1:30 pm PT) to review these results and recent events. Interested parties can access the conference call by dialing (833) 756-0861 or (412) 317-5751, or can listen via a live Internet webcast at https://app.webinar.net/y0l43MO6o9Z, or via the Investor Relations section of the Company’s website at https://www.invobio.com/investors. A teleconference replay of the call will be available through August 21, 2023, at (877) 344-7529 or (412) 317-0088, confirmation #8863258. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.invobio.com/investors for 90 days.

About INVO Bioscience

We are a healthcare services fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), the acquisition of US-based, profitable in vitro fertilization (“IVF”) clinics and the sale and distribution of our technology solution into existing fertility clinics. Our proprietary technology, INVOcell®, is a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”). For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

INVO BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022

ASSETS
Current assets
Cash	$112,485	$90,135
Accounts receivable	74,908	77,149
Inventory	280,018	263,602
Prepaid expenses and other current assets	374,714	190,201
Total current assets	842,125	621,087
Property and equipment, net	659,442	436,729
Lease right of use	4,004,962	1,808,034
Investment in joint ventures	1,132,365	1,237,865
Total assets	$6,638,894	$4,103,715

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$1,844,629	$1,349,038
Accrued compensation	1,202,420	946,262
Notes payable, net	263,888	100,000
Notes payable - related parties, net	770,000	662,644
Deferred revenue	161,187	119,876
Lease liability, current portion	227,026	231,604
Total current liabilities	4,469,150	3,409,424
Lease liability, net of current portion	3,873,289	1,669,954
Deferred tax liability	1,949	1,949
Total liabilities	8,344,388	5,081,327

Stockholders’ equity (deficit)
Common Stock, $.0001 par value; 6,250,000 shares authorized; 826,886 and 608,611 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	83	61
Additional paid-in capital	52,869,346	48,805,860
Accumulated deficit	(54,574,923)	(49,783,533)
Total stockholders’ equity (deficit)	(1,705,494)	(977,612)
	-
Total liabilities and stockholders’ equity (deficit)	$6,638,894	$4,103,715

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Clinic revenue	$254,364	$112,358	$551,745	$218,206
Product revenue	61,538	33,777	112,182	90,527
Total revenue	315,902	146,135	663,927	308,733
Operating expenses:
Cost of revenue	235,714	170,526	466,719	367,207
Selling, general and administrative	2,042,609	2,444,586	4,373,443	4,991,714
Research and development	83,850	190,761	157,370	294,941
Depreciation and amortization	19,705	22,083	38,792	37,630
Total operating expenses	2,381,879	2,827,956	5,036,324	5,691,492
Loss from operations	(2,065,977)	(2,681,821)	(4,372,397)	(5,382,759)
Other income (expense):
Gain (loss) from equity method joint ventures	3,788	(117,978)	(23,947)	(189,095)
Interest income	-	48	-	273
Interest expense	(175,192)	(102)	(391,781)	(1,558)
Foreign currency exchange loss	(265)	(888)	(400)	(1,914)
Total other income (expense)	(171,669)	(118,920)	(416,128)	(192,294)
Loss before income taxes	(2,237,646)	(2,800,741)	(4,788,525)	(5,575,053)
Income taxes	2,865	800	2,865	800
Net loss	$(2,240,511)	(2,801,541)	(4,791,390)	(5,575,853)

Net loss per common share:
Basic	$(3.06)	$(4.62)	$(7.07)	$(9.23)
Diluted	$(3.06)	$(4.62)	$(7.07)	$(9.23)
Weighted average number of common shares outstanding:
Basic	732,255	605,760	677,684	604,123
Diluted	732,255	605,760	677,684	604,123

ADJUSTED EBITDA

	Three Months Ended		Six Months Ended
	June 30		June 30
	2023	2022	2023	2022

Net loss	$(2,240,511)	$(2,801,541)	$(4,791,390)	$(5,575,853)
Interest expense	52,474	54	90,683	1,285
Foreign currency exchange loss	265	888	400	1,914
Stock-based compensation	99,338	135,102	295,741	445,314
Stock option expense	326,916	432,796	652,750	861,284
Non-cash compensation for services	45,000	30,000	90,000	30,000
Amortization of debt discount	122,718	-	301,098	-
Depreciation and amortization	19,705	22,082	38,792	37,629
Adjusted EBITDA	$(1,574,095)	$(2,180,619)	$(3,321,926)	$(4,198,427)

(Gain) Loss from equity method JV	$(3,788)	$117,978	$23,947	$189,095
Loss from consolidated JV (less depreciation)	61,486	132,827	82,354	311,524
Adjusted EBITDA for INVO corporate	$(1,516,397)	$(1,929,814)	$(3,215,625)	$(3,697,808)

INVO Center RESULTS

The following tables summarize the combined financial information of our consolidated and equity method joint venture INVO Centers:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Statements of operations:
Operating revenue	$712,433	$290,517	$1,359,141	$440,947
Operating expenses	(798,670)	(679,940)	(1,529,317)	(1,175,379)
Net income	$(86,237)	$(389,423)	$(170,176)	$(734,432)

	June 30, 2023	December 31, 2022
Balance sheets:
Current assets	$597,453	$447,422
Long-term assets	1,873,382	2,000,841
Current liabilities	(921,886)	(735,767)
Long-term liabilities	(996,892)	(1,042,167)
Net assets	$552,057	$670,329